EXHIBIT 12

                           COLGATE-PALMOLIVE COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        DOLLARS IN MILLIONS (UNAUDITED)

                                                                                                    YEAR ENDED
                                                                                                 DECEMBER 31, 1993
                                                                                                -------------------
Income before income taxes and cumulative effect on prior years of accounting changes.........       $   836.2
ADD:
Interest on indebtedness and amortization of debt expense and discount or premium.............            69.5
Portion of rents representative of interest factor............................................            30.5
Interest on ESOP debt, net of dividends.......................................................             1.8
LESS:
Income of less than fifty-percent-owned subsidiaries..........................................            (2.2)
                                                                                                      --------
Income as adjusted............................................................................       $   935.8
                                                                                                      --------
                                                                                                      --------
FIXED CHARGES:
Interest on indebtedness and amortization of debt expense and discount or premium.............            69.5
Portion of rents representative of interest factor............................................            30.5
Interest on ESOP debt, net of dividends.......................................................             1.8
Capitalized interest..........................................................................            11.8
                                                                                                      --------
Total fixed charges...........................................................................       $   113.6
                                                                                                      --------
                                                                                                      --------
Ratio of earnings to fixed charges............................................................             8.2
                                                                                                      --------
                                                                                                      --------

     In June 1989, the Company's leveraged employee stock ownership plan (ESOP) issued $410.0 long-term notes due through 2009 bearing an average interest rate of 8.6%. These notes are guaranteed by the Company. Interest incurred on the ESOP's notes was $34.5 in 1993. This interest is funded through preferred and common stock dividends. The fixed charges presented above include interest on ESOP indebtedness to the extent it is not funded through preferred and common stock dividends.